Exhibit 99.1

FOR IMMEDIATE RELEASE

Quad/Graphics Reports First Quarter 2011 Results and Declares a Cash Dividend

SUSSEX, WI, May 10, 2011 — Quad/Graphics, Inc. (NYSE: QUAD) (“Quad/Graphics” or the “Company”), today reported results for its first quarter ending March 31, 2011, and announced the initiation of a cash dividend. Unless otherwise noted, all comparisons are to pro forma measures that assume the July 2, 2010, acquisition of World Color Press Inc. (“Worldcolor”) was completed on January 1, 2010.

Summary:

•                  The Company announced its first cash dividend as a public company - a quarterly dividend of $0.20 per share, payable on June 10, 2011, to shareholders of record as of May 27, 2011, which equates to an annualized dividend of $0.80 per share.

•                  The Company’s first quarter 2011 net sales increased slightly to $1.1 billion, and first quarter 2011 Adjusted EBITDA increased slightly to $140.7 million.

•                  The Company continues to make significant progress on integration activities, announcing three additional plant closures since the beginning of the year for a total of 10 since the acquisition was closed and realizing a current net reduction of approximately 3,300 full-time equivalent employees.

“Our first quarter 2011 results were in line with our expectations,” said Joel Quadracci, Chairman, President & CEO of Quad/Graphics. “Both sales and Adjusted EBITDA increased slightly from the prior year. We attribute the increase in Adjusted EBITDA in large part to our ability to generate synergies, manage the frictional costs associated with the integration, and effectively deal with cost pressures associated with rising commodity prices. We achieved these results while also managing declines in Worldcolor sales and addressing ongoing industry pricing pressures.”

Mr. Quadracci also announced that Quad/Graphics is paying its first cash dividend as a public company. “We are pleased to declare a cash dividend sooner than we originally planned based on the Company’s confidence in the progress of the Worldcolor integration, our ability to generate strong, sustainable cash flows, and our ability to continue paying down debt,” he said. “All these factors put us in a sound financial position to provide this incremental return to our shareholders. Further, we’ll use our financial strength to continue supporting other important initiatives that drive long-term shareholder value, such as investing in profitable growth opportunities.”

As far as its integration activities, the Company continues to make significant progress, announcing three additional plant closures since the beginning of the year. “We are 10 months into a complex integration process that will take 24 months to complete, but already we have made a series of bold, well-planned moves to achieve cost savings and improve the overall efficiency and productivity of our platform, all while maintaining focus on serving our clients well,” Mr. Quadracci said. “We are impatient when it comes to achieving operational efficiencies and other cost savings, which is why we are moving swiftly on the integration as well as aggressively implementing Lean initiatives and deploying our own brand of ERP software tools to streamline workflow and improve visibility.” To date, the Company has announced or completed 10 North American plant closures, including three announced since the beginning of 2011: St. Laurent, Quebec; Mt. Morris, Ill.; and Buffalo, N.Y. The impact of these and other restructuring actions will result in the closure of more than 5 million square feet of manufacturing, warehousing and office space, and a gross reduction of 5,000 employees. Currently, the Company has realized a net reduction of approximately 3,300 full-time equivalent employees.

Mr. Quadracci said the Company is balancing time spent on integration and productivity efforts with pursuing growth opportunities. “With the integration firmly on track, we are looking to where we grow from here — organically and through acquisitions, both here in the United States and abroad,” he said. “We are very disciplined in our approach to growth, taking great care to seek opportunities which we believe have the greatest likelihood of creating profitable growth and increasing shareholder value.”

John Fowler, Executive Vice President and Chief Financial Officer, reiterated that the quarter’s results met Company expectations. “Our sales increase was driven by increases in volumes from legacy Quad/Graphics as well as increases in paper and byproduct revenues,” he said. “Adjusted EBITDA of $140.7 million was slightly ahead of last year, and Adjusted EBITDA margin was 12.8%. We credit this to our ability to manage costs while also addressing declines in legacy Worldcolor volumes, lower contractual pricing inherited with the acquisition, and ongoing pricing headwinds due to overcapacity in the industry. As 2011 unfolds, we know we must maintain our focus on sustainable cost reduction while pursuing profitable growth opportunities to carry the Company forward. It’s important to note that Worldcolor had strong first and second quarters in 2010 created by cost reduction activities, primarily initiated during its bankruptcy, that were unsustainable. Given normal seasonality and the strength of Worldcolor’s first half of 2010, we expect to see improvement to period-over-period comparisons in the second half of the year.”

The Company reaffirmed its Adjusted EBITDA guidance for 2011. “We continue to anticipate full year 2011 Adjusted EBITDA to be slightly in excess of $700 million,” Mr. Fowler said. “We believe this number to be achievable, although we have a lot of work ahead of us this year. Our projection remains dependent on the competitive environment in the print market, our ability to manage the costs incurred during ongoing integration activities and the degree to which increasing commodity costs affect our cost structure as well as our customers. We remain confident in our ability to address current business realities while moving the business forward.”

Quad/Graphics continues its commitment to making strategic investments that strengthen its core competencies, including:

•                  A $15 million investment over the next several months to strengthen its Book platform in Martinsburg, W.Va. This investment is in addition to previously announced capital expenditures to enhance its book-component manufacturing capabilities in Leominster, Mass., as well as recent multimillion-dollar investments in digital press technology at the Company’s Fairfield, Pa., and Dubuque, Iowa, book facilities to meet publishers’ increasing demands for shorter runs.

•                  Investments in its Direct Mail platform as part of an ongoing $40 million capital spending plan to strengthen its data-through-delivery service offering for helping marketers drive top-line growth. Last month the Company’s Pewaukee, Wis., facility expanded its 1-to-1 direct mail customization capabilities

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with the startup of a new press with sophisticated inline personalization. This high-speed press efficiently produces response-driven formats popular with today’s marketers and further fortifies the Company’s mission to redefine print as a key element of multichannel marketing campaigns.

•                  Ongoing investments in its Commercial and Specialty platform. The Company has expanded its Burlington, Wis., facility to accommodate additional state-of-the-art sheetfed printing presses and related equipment with advanced capabilities that will drive greater flexibility, quality, efficiency and reduced turnaround times for its clients. Complementing these capabilities is a lineup of digital and conventional web presses and comprehensive fulfillment services that support a wide range of quick-turn commercial products.

“We are focused on reinvesting in the platform to advance our capabilities so we can continue to meet and exceed our customers’ needs in a rapidly changing marketplace,” Mr. Quadracci said. “In terms of the overall business, we are focused on profitable growth and will remain very disciplined in our approach to ensure we make the right moves at the right time and for the right reasons. We believe this focus — along with our ability to effectively manage costs — will keep us successful, creating opportunities for employees, advancing our clients’ ability to succeed and creating increased value for our shareholders.”

Three Months

For the three months ended March 31, 2011, as reported net sales were $1,102.3 million compared to pro forma net sales of $1,095.6 million in the same period in 2010. As reported Adjusted EBITDA and Adjusted EBITDA margin were $140.7 million and 12.8% for the three months ended March 31, 2011, compared to pro forma Adjusted EBITDA and pro forma Adjusted EBITDA margin of $140.2 million and 12.8% in the same period in 2010. As reported net sales were $1,102.3 million compared to as reported net sales of $403.6 million in the same period in 2010. On an as reported basis, Adjusted EBITDA was $140.7 million compared to $62.2 million in the same period in 2010.

As reported 2011 net loss attributable to common shareholders in the three months was $7.3 million, or $0.15 diluted loss per share, versus a net loss of $8.5 million or $0.30 diluted loss per share in the same period in 2010. The first quarter results include restructuring, impairment and transaction-related charges of $34.8 million and $6.3 million in 2011 and 2010, respectively. Excluding the effects of restructuring, impairment and transaction-related charges and utilizing a 47% first quarter effective tax rate in both periods, net earnings would have been $11.1 million or $0.24 diluted earnings per share in the three months ended March 31, 2011, versus net earnings of $0.1 million or $0.00 diluted earnings per share in the same period last year.

First Quarter 2011 Conference Call

Quad/Graphics (NYSE: QUAD) will hold a conference call at 10 a.m. ET on Wednesday, May 11, 2011, to discuss first quarter 2011 results. The call will be hosted by Quad/Graphics Chairman, President & CEO Joel Quadracci and Executive Vice President & CFO John Fowler. The full earnings release and the slide presentation will be concurrently available on the investor relations section of Quad/Graphics’ website at http://investors.qg.com.

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This event is being streamed as a webcast with slide presentation.  It is recommended that you listen via computer at http://us.meeting-stream.com/quadgraphics_051111/. Please test your connection prior to joining to ensure a successful user experience. The test link is http://test.meeting-stream.com.

If for any reason you are unable to stream, you can listen to the audio via the telephone by calling:

•                  Toll-Free: 877-217-9946  (US/Canada)

•                  Toll: 702-696-4824  (International)

•                  Conference ID:  60867054

A replay of the conference call will be available for 30 days following the conference call. To access the replay via phone, call (800) 642-1687 or (706) 645-9291 and enter the Conference ID number 60867054. To access the replay via the internet, go to http://us.meeting-stream.com/quadgraphics_051111/. Registration is required for replay.

Forward-Looking Statements

To the extent any statements made in this press release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, Quad/Graphics’ objectives, goals, strategies, beliefs, intentions, plans, estimates, prospects, projections and outlook, and can generally be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe,” or “continue,” or the negatives of these terms, variations on them and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of Quad/Graphics. These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by those forward-looking statements.  Among such risks, uncertainties and other factors that may impact Quad/Graphics are: the impact of significant overcapacity in the commercial printing industry, which creates downward pricing pressure and fluctuating demand for printing services; the impact of fluctuations in costs and availability of raw materials, energy costs and freight rates;  Quad/Graphics may be unable to achieve the estimated potential synergies expected from the recently completed acquisition of Worldcolor or it may take longer or cost more than expected to achieve those synergy savings; unexpected costs or liabilities related to the acquisition, including the effects of purchase accounting that may be different from Quad/Graphics’ allocations; failure to successfully integrate the operations of Quad/Graphics and Worldcolor; the impact of electronic media and similar technological changes; changes in macroeconomic or political conditions in the countries where Quad/Graphics operates; regulatory matters and risks; legislative developments or changes in laws;  the impact of fluctuations in interest rates and foreign exchange rates; the retention of existing, and continued attraction of additional, key employees; and the effect of accounting pronouncements issued periodically by standard-setting bodies.

Quad/Graphics cautions that the foregoing list of risks, uncertainties and other factors is not exhaustive and you should carefully consider the other factors detailed from time to time in Quad/Graphics’ filings with the United

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States Securities and Exchange Commission and other uncertainties and potential events when relying on the Company’s forward-looking statements to make decisions with respect to Quad/Graphics.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Except to the extent required by the federal securities laws, Quad/Graphics undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Quad/Graphics

Quad/Graphics (NYSE: QUAD) is a global provider of print and related multichannel solutions for consumer magazines, special interest publications, catalogs, retail inserts/circulars, direct mail, books, directories, commercial and specialty products, including in-store signage. Headquartered in Sussex, Wis. (just west of Milwaukee), the Company has approximately 25,000 full-time equivalent employees working from approximately 60 print-production facilities as well as other support locations throughout the United States, Canada, Latin America and Europe. As a printing industry innovator, Quad/Graphics (www.QG.com) is redefining the power of print in today’s multimedia world by helping its clients use print as the foundation of multichannel communications strategies to drive their top-line revenues.

Investor Relations Contact:
Barb Bolens, Quad/Graphics, 414-566-4959, Barb.Bolens@qg.com

Media Contact:
Claire Ho, Quad/Graphics, 414-566-2955, Claire.Ho@qg.com

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QUAD/GRAPHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2011 and 2010

(in millions, except per share data)

(UNAUDITED)

	Three Months Ended March 31,
	2011	2010

Net sales	$1,102.3	$403.6

Cost of sales	853.4	296.5
Selling, general and administrative expenses	109.0	47.6
Depreciation and amortization	90.5	49.2
Restructuring, impairment and transaction-related charges	34.8	6.3
Total operating expenses	1,087.7	399.6

Operating income	14.6	4.0

Interest expense	29.9	15.3

Loss before income taxes and equity in earnings of unconsolidated entities	(15.3)	(11.3)

Income tax benefit	(7.2)	(0.1)

Loss before equity in earnings of unconsolidated entities	(8.1)	(11.2)

Equity in earnings of unconsolidated entities	0.8	2.7

Net loss	$(7.3)	$(8.5)

Net earnings attributable to noncontrolling interests	—	—

Net loss attributable to Quad/Graphics common shareholders	$(7.3)	$(8.5)

Loss per share attributable to Quad/Graphics common shareholders:
Basic and Diluted	$(0.15)	$(0.30)

Weighted average number of common shares outstanding:
Basic and Diluted	47.2	28.1

QUAD/GRAPHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2011 and December 31, 2010

(in millions)

(UNAUDITED)

	March 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$14.7	$20.5
Receivables, less allowances for doubtful accounts	712.8	786.4
Inventories	266.8	247.4
Prepaid expenses and other current assets	109.4	64.3
Deferred income taxes	75.0	76.8
Short-term restricted cash	9.0	16.0

Total current assets	1,187.7	1,211.4

Property, plant and equipment—net	2,290.2	2,317.8
Goodwill	816.0	814.7
Other intangible assets—net	352.3	368.3
Long-term restricted cash	81.9	84.5
Equity method investments in unconsolidated entities	83.8	82.5
Other long-term assets	59.0	67.8

Total assets	$4,870.9	$4,947.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$311.0	$332.4
Amounts owing in satisfaction of bankruptcy claims	24.9	26.1
Accrued liabilities	380.3	427.1
Short-term debt and current portion of long-term debt	113.2	102.6
Current portion of capital lease obligations	23.3	14.5

Total current liabilities	852.7	902.7

Long-term debt	1,406.7	1,418.4
Unsecured notes to be issued	46.5	52.5
Capital lease obligations	28.2	43.2
Deferred income taxes	441.7	433.8
Other long-term liabilities	595.8	603.8

Total liabilities	3,371.6	3,454.4

Redeemable equity	10.9	10.6

Quad/Graphics common stock and other equity
Preferred stock	—	—
Common stock	1.4	1.4
Additional paid-in capital	997.6	1,002.0
Treasury stock	(287.7)	(295.7)
Retained earnings	711.2	720.9
Accumulated other comprehensive income	65.0	52.7

Quad/Graphics common stock and other equity	1,487.5	1,481.3

Noncontrolling interests	0.9	0.7

Total common stock and other equity and noncontrolling interests	1,488.4	1,482.0

Total liabilities and shareholders’ equity	$4,870.9	$4,947.0

QUAD/GRAPHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2011 and 2010

(in millions)

(UNAUDITED)

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net loss	$(7.3)	$(8.5)
Adjustments to reconcile net loss to net cash provided by operating activities	106.9	48.1
Changes in operating assets and liabilities—net of acquisitions	(62.9)	(1.2)
Net Cash Provided by Operating Activities	36.7	38.4

Net Cash Used in Investing Activities	(30.7)	(34.1)

Net Cash Used in Financing Activities	(12.8)	(5.0)

Effect of exchange rates on cash and cash equivalents	1.0	(0.2)

Net Decrease in Cash and Cash Equivalents	$(5.8)	$(0.9)

Cash and Cash Equivalents at Beginning of Period	20.5	8.9

Cash and Cash Equivalents at End of Period	$14.7	$8.0

QUAD/GRAPHICS, INC.

SEGMENT FINANCIAL INFORMATION

For the Three Months Ended March 31, 2011 and 2010

(in millions)

(UNAUDITED)

	Net Sales	Operating Income/(Loss)	Restructuring, Impairment and Transaction-Related Charges
Three months ended March 31, 2011
North America Print and Related Services	$987.1	$36.5	$27.5
International	115.2	(4.8)	1.5
Total operating segments	1,102.3	31.7	29.0
Corporate	—	(17.1)	5.8
Total	$1,102.3	$14.6	$34.8

Three months ended March 31, 2010
North America Print and Related Services	$348.3	$17.8	$0.1
International	55.3	(4.8)	—
Total operating segments	403.6	13.0	0.1
Corporate	—	(9.0)	6.2
Total	$403.6	$4.0	$6.3

Restructuring, impairment and transaction-related charges are included in Operating Income/(Loss) above.

QUAD/GRAPHICS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

For the Three Months Ended March  31, 2011 and 2010

(in millions)

(UNAUDITED)

	Three Months Ended March 31,
	2011	2010

Net loss attributable to Quad/Graphics common shareholders	$(7.3)	$(8.5)

Interest expense	29.9	15.3
Income tax benefit	(7.2)	(0.1)
Depreciation and amortization	90.5	49.2

EBITDA (Non-GAAP)	$105.9	$55.9
EBITDA Margin (Non-GAAP)	9.6%	13.9%

Restructuring, impairment and transaction-related charges (1)	34.8	6.3

Adjusted EBITDA (Non-GAAP)	$140.7	$62.2
Adjusted EBITDA Margin (Non-GAAP)	12.8%	15.4%

(1) Operating results for the three months ended March 31, 2011 and 2010 were affected by the following restructuring, impairment and transaction-related charges:

	Three Months Ended March 31,
	2011	2010

Employee termination costs (a)	$15.1	$—
Transaction-related charges (b)	—	6.2
Integration costs (c)	7.2	—
Other restructuring charges (d)	12.5	0.1

Restructuring, impairment and transaction-related charges	$34.8	$6.3

(a)   Employee termination costs resulted from severance and benefits payments related to plant closures and various workforce reductions.

(b)   Transaction-related charges during the three months ended March 31, 2010 were primarily due to the acquisition of Worldcolor.

(c)   Integration costs during the three months ended March 31, 2011 resulted primarily from the integration of Worldcolor into Quad/Graphics, net of a $7.1 million gain on the collection of a previously written off note receivable related to the June 2008 sale of Worldcolor’s European operations. This non-recurring gain was excluded from our calculation of Adjusted EBITDA.

(d)   Other restructuring charges resulted from costs to maintain and exit idle facilities, as well as lease exit charges.

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures, specifically EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin. They are presented to provide additional information regarding Quad/Graphics’ performance and because they are important measures by which Quad/Graphics gauges the profitability and assesses the performance of its business.  These measures should not be considered alternatives to net earnings (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

QUAD/GRAPHICS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2011 and 2010

(in millions)

(UNAUDITED)

	Three Months Ended March 31,
	2011 (actual)	2010 (pro forma)

Net sales	$1,102.3	$1,095.6

Cost of sales	853.4	840.5
Selling, general and administrative expenses	109.0	117.6
Depreciation and amortization	90.5	97.6
Restructuring, impairment and transaction-related charges	34.8	36.3
Total operating expenses	1,087.7	1,092.0

Operating income	14.6	3.6

Interest and financial expense	29.9	33.3

Loss before income taxes and equity in earnings of unconsolidated entities	(15.3)	(29.7)

Income tax benefit	(7.2)	(9.2)

Loss before equity in earnings of unconsolidated entities	(8.1)	(20.5)

Equity in earnings of unconsolidated entities	0.8	2.7

Net loss	$(7.3)	$(17.8)

Net earnings attributable to noncontrolling interests	—	—

Net loss attributable to Quad/Graphics common shareholders	$(7.3)	$(17.8)

Pro forma include the historical results in U.S. GAAP of Quad/Graphics and Worldcolor for the respective periods, giving effect to the acquisition of Worldcolor as of January 1, 2010.  Pro forma adjustments included in the unaudited pro forma condensed financial information are for pro forma events that are: (1) directly attributable to the acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results, as detailed in the Company’s Registration Statement on Form S-4/A (Registration No. 333-165259) filed with the SEC on May 26, 2010.

QUAD/GRAPHICS, INC.

PRO FORMA - RECONCILIATION OF GAAP TO NON-GAAP MEASURES

For the Three Months Ended March 31, 2011 and 2010

(in millions)

(UNAUDITED)

	Three Months Ended March 31,
	2011 (actual)	2010 (pro forma)

Net loss attributable to Quad/Graphics common shareholders	$(7.3)	$(17.8)

Interest and financial expense	29.9	33.3
Income tax benefit	(7.2)	(9.2)
Depreciation and amortization	90.5	97.6

EBITDA (Non-GAAP)	$105.9	$103.9
EBITDA Margin (Non-GAAP)	9.6%	9.5%

Restructuring, impairment and transaction-related charges	34.8	36.3

Adjusted EBITDA (Non-GAAP)	$140.7	$140.2
Adjusted EBITDA Margin (Non-GAAP)	12.8%	12.8%

Pro forma include the historical results in U.S. GAAP of Quad/Graphics and Worldcolor for the respective periods, giving effect to the acquisition of Worldcolor as of January 1, 2010.  Pro forma adjustments included in the unaudited pro forma condensed financial information are for pro forma events that are: (1) directly attributable to the acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results, as detailed in the Company’s Registration Statement on Form S-4/A (Registration No. 333-165259) filed with the SEC on May 26, 2010.

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures, specifically EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin.  They are presented to provide additional information regarding Quad/Graphics’ performance and because they are important measures by which Quad/Graphics gauges the profitability and assesses the performance of its business.  These measures should not be considered alternatives to net earnings (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.